Exhibit 99.1

Press Release
For Immediate Release
Contacts: Jenn LoConte	Timothy D. Sullivan
PR Communications Manager	President and Chief Executive Officer, Sunnyside Bancorp, Inc.,
jloconte@dlpre.com	tsullivan@sunnysidefederal.com
484.312.0443	914.591.8000

DLP Bancshares Inc., an affiliate of DLP Real Estate Capital, to Acquire Sunnyside Bancorp, Inc.

Irvington, NY and St. Augustine, FL - March 16, 2021 - Sunnyside Bancorp, Inc. (OTCBB: SNNY) announced today that it had entered into an agreement with DLP Bancshares, an affiliate of DLP Real Estate Capital, a private financial services and real estate investment firm, pursuant to which DLP Bancshares would acquire Sunnyside Bancorp and its subsidiary, Sunnyside Federal Savings and Loan Association of Irvington (“Sunnyside Federal”).

Under the terms of the agreement, shareholders of Sunnyside Bancorp will receive $15.55 in cash per share, subject to adjustment, if any, as provided in the merger agreement. This transaction is subject to regulatory approval and approval by Sunnyside Bancorp’s shareholders. The transaction is expected to close in the fourth quarter of 2021. Upon closing, Fred Reinhardt, a seasoned banking professional, will take the reins as President and CEO of Sunnyside Federal.

Sunnyside Federal will continue to operate as a community bank serving the needs of its consumer and business customers and emphasizing personalized and efficient customer service. Sunnyside Federal also expects to offer commercial real estate financing to professional operators and warehouse loans to private lending originators on a national basis.

Don Wenner, DLP Real Estate Capital Founder and CEO, commented, “Acquiring a bank is a natural segue to broadening and enhancing the offering of products and services to our current and future DLP family of investors, partners, and customers. Sunnyside’s focus on supporting the community with personal and business banking needs is a perfect fit with DLP’s mission to create prosperity. I could not be more excited about this opportunity.”

“This transaction provides excellent value to our shareholders, while still allowing Sunnyside Federal to continue to deliver the same level of superior service to our customers. We are very enthusiastic about this partnership with DLP, which we believe will benefit our employees, customers and communities,” said Timothy D. Sullivan, President and CEO of Sunnyside Bancorp and Sunnyside Federal.

Fred Reinhardt commented: “We intend to offer private banking services to high net-worth investors and small business owners around the country but with an emphasis in the North- and Southeast. The bank is uniquely positioned to leverage DLP’s real estate and investment expertise to provide a competitive and rewarding customer experience.”

Keefe, Bruyette & Woods, a Stifel Company, acted as financial advisor to Sunnyside Bancorp, Inc. and rendered a fairness opinion to the Board of Directors of Sunnyside Bancorp, Inc. in conjunction with this transaction. The Kafafian Group advised DLP. Ballard Spahr LLP acted as legal advisor to DLP Bancshares and Luse Gorman, PC served as legal counsel to Sunnyside Bancorp and Sunnyside Federal.

About DLP Real Estate Capital

DLP Real Estate Capital, under the leadership of Founder and CEO Don Wenner, is a leader in the single and multi-family real estate sectors of brokerage, investment management, asset management, property management, construction, and private lending. DLP RE Capital leads and inspires the building of wealth and prosperity through the execution of innovative real estate solutions. The company generates consistent returns and results for its investors and partners and gives back through its Positive Returns Foundation. The family of companies includes DLP Capital Partners, DLP Lending, DLP Real Estate Management, DLP Realty, Alliance Servicing, and Alliance Property Transfer.

DLP Real Estate Capital has over $1.25 billion in assets under management, over 700 loans in portfolio, and has closed over 16,000 real estate transactions totaling more than $4 billion. DLP has been ranked in the Inc. 5000 Fastest Growing Companies in the U.S. for eight consecutive years; earned the #3 spot for Americas’ Fastest Growing Companies 2020 in the real estate and property category by Financial Times and has been named by The Wall Street Journal as one of the top 15 real estate firms in the U.S. for the fifth straight year, including the #1 team in PA and NJ for sales.

About Sunnyside Bancorp, Inc. and Sunnyside Federal Savings and Loan Association

Sunnyside Bancorp, Inc., headquartered in Irvington, New York, is the parent of Sunnyside Federal Savings and Loan Association, a federally-chartered stock savings and loan association founded in 1930. Sunnyside Federal offers a wide range of financial services through its office located in Irvington, New York. Sunnyside Bancorp, Inc.’s common stock trades on the Over-the-Counter Bulletin Board under the symbol “SNNY.”

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements include statements regarding the anticipated closing date of the transaction and anticipated future results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend” or future or conditional verbs such as “will”, “would”, “should”, “could” or “may”. Certain factors that could cause actual results to differ materially from expected results include: the merger may involve unexpected costs, liabilities or delays; the inability to obtain the necessary regulatory or shareholder approvals or to obtain them in a timely fashion; the reaction of the companies’ customers, employees and counterparties to the proposed merger; the outcome of any legal proceedings related to the merger; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions; legislative and regulatory changes that adversely affect the business in which Sunnyside Bancorp, Inc., Sunnyside Federal and DLP Bancshares are engaged; changes in the securities markets; and other risks and uncertainties set forth in Sunnyside Bancorp’s filings with the Securities and Exchange Commission, including its most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, which are available on the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. None of Sunnyside Bancorp, Inc., Sunnyside Federal or DLP Bancshares undertake, and specifically disclaim any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Additional Information Regarding the Merger and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy the securities of Sunnyside Bancorp or the solicitation of any vote or approval. In connection with the proposed merger, Sunnyside Bancorp, Inc. will provide its shareholders with a proxy statement and other relevant documents concerning the proposed merger. Shareholders of Sunnyside Bancorp, Inc. are urged to read the proxy statement and other relevant documents and any amendments or supplements to those documents, because they will contain important information which should be considered before making any decision regarding the proposed merger. Shareholders of Sunnyside Bancorp, Inc. will be able to obtain a copy of the proxy statement, and any other relevant documents, without charge, when they become available, at the Securities and Exchange Commission website (www.sec.gov), or by directing a request to:

Timothy D. Sullivan

President and Chief Executive Officer

Sunnyside Bancorp, Inc.

56 Main Street

Irvington, New York 10533

Certain Information Regarding Participants in the Solicitation

Sunnyside Bancorp, Inc. and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies from the shareholders of Sunnyside Bancorp, Inc. in connection with the proposed merger. Information about the directors and executive officers of Sunnyside Bancorp, Inc. is set forth in Sunnyside Bancorp, Inc.’s Annual Report on Form 10-K filed with the Securities Exchange Commission on March 27, 2020, Sunnyside Bancorp, Inc.’s Amendment No. 1 to Annual Report on Form 10-K/A filed with the Securities Exchange Commission on April 29, 2020 and in the proxy statement for Sunnyside Bancorp, Inc.’s 2020 annual meeting of shareholders, as filed with the Securities and Exchange Commission on May 27, 2020, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such definitive proxy statement, and in subsequent documents filed with the SEC. Additional information regarding the interests of these participants and any other persons who may be deemed participants in the transaction may be obtained by reading the proxy statement regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.